SUB-ITEM 77C







Results of annual meeting of shareholders

The Annual Meeting of Shareholders of Western Asset
Global High Income Fund Inc. was held on September 30,
2016 for the purpose of considering and voting upon the election of Directors. The following table provides information concerning the matter voted upon at the
Meeting:





			No. of shares

Robert D. Agdern

Affirmative		26,325,188

Withhold		515,658



Eileen A. Kamerick

Affirmative		26,361,216

Withhold		479,630


Riordan Roett

Affirmative		26,262,250

Withhold		578,596






Results of joint special meeting of shareholders

The Joint Special Meeting of Shareholders of the Registrant and
Western Asset Global Partners Income Fund Inc. was held on July 22, 2016, for the purpose of considering and voting upon Proposal 1: To approve the merger of Western Asset Global Partners Income Fund Inc. with and into the Registrant in accordance with the Maryland General Corporation Law. The following table provides information concerning the matters voted upon at the Meeting:


Proposal 1:
To approve the merger of Western Asset Global Partners Income Fund Inc. with and into the Registrant in accordance with the Maryland General Corporation Law.


For: 15,616,520     Against: 1,138,888	Abstain: 492,889